Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2008 Financial Results

NEW YORK, NY – February 26, 2009—BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “the Company”), a leading global inter-dealer broker of financial instruments, today reported its financial results for the fourth quarter and full year ended December 31, 20081.

BGC Partners Fourth Quarter and Full Year Financial Summary

•

Full year 2008 pre-tax distributable earnings[2] increased by 97.5 percent to $138.0 million or $0.73 per fully diluted share, compared with $69.8 million or $0.38 per fully diluted share in 2007. Pre-tax distributable earnings increased by 45.5 percent to $11.3 million or $0.06 per fully diluted share in the fourth quarter of 2008, compared with $7.8 million or $0.04 per fully diluted share in the fourth quarter of 2007.

•

Full year 2008 post-tax distributable earnings increased by 80.8 percent to $105.0 million or $0.55 per fully diluted share, compared with $58.1 million or $0.31 per fully diluted share in 2007. Post-tax distributable earnings increased to $8.0 million or $0.04 per fully diluted share in the fourth quarter of 2008, compared with $1.0 million or $0.01 per fully diluted share in the fourth quarter of 2007.

•

Full year 2008 revenues as used to calculate distributable earnings were up 10.5 percent to $1,236.0 million compared with $1,118.1 million in 2007, and for the fourth quarter of 2008 distributable earnings revenues were up 5.5 percent to $287.6 million compared with $272.7 million in the year-earlier period.

•

Income before minority interest and taxes calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) was $9.8 million for full year 2008[3] and ($0.7) million in the fourth quarter of 2008, compared with $42.7 million and ($4.4) million in the respective year-earlier periods.

•

GAAP net income for fully diluted shares was ($29.7) million for full year 2008 and ($0.0) million in the fourth quarter of 2008, compared with $31.0 million and ($11.2) million in the respective year-earlier periods. GAAP net income per fully diluted share was ($0.28) for full year 2008 and ($0.00) in the fourth quarter of 2008, compared with $0.17 and ($0.06) for full year and fourth quarter of 2007, respectively.

[1]	Because of BGC Partners’ merger with and into eSpeed on April 1, 2008, this release discusses historical financial results on a consolidated basis.
[2]	See the section of this release entitled “Distributable Earnings” for a definition of this term.
[3]

Prior to the merger and in connection with the separation of BGC Partners’ businesses from Cantor Fitzgerald L.P. (“Cantor”), BGC Partners incurred non-cash compensation charges of $86.8 million in the first quarter of 2008 under U.S. generally accepted accounting principles (“GAAP”). These non-cash charges were principally associated with non-cash, non-recurring redemption of a portion of the equity held by certain executives and senior managers, as well as non-cash charges related to activation of exchangeability of founding partner interests granted pre-merger to certain executives. The original issuance of this equity was dilutive to the interest held by Cantor. BGC Partners experienced no decline in net assets associated with these non-cash charges, as the compensation charges were offset by an equal increase in additional paid-in capital from Cantor within Stockholders’ Equity.

•

GAAP revenues were up 10.0 percent to $1,228.9 million for full year 2008 and up 4.9 percent to $285.5 million in the fourth quarter of 2008, compared with $1,117.6 million and $272.2 million in the in the respective year-earlier periods.

•	BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.04 per share payable on March 20, 2009 to Class A and Class B common stockholders of record as of March 6, 2009.

“With four consecutive quarters of solid year-over-year brokerage revenue growth in 2008, and with particular strength in our Credit business, which was up 31 percent in the quarter, BGC continues to demonstrate its growth in the marketplace,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC Partners, Inc. “We continued to increase our broker headcount sequentially and year-over-year while improving our broker productivity. In addition, the Company has taken steps to contain costs in other areas as we remain focused on maximizing profitability.”

Robert K. West, Chief Financial Officer of BGC Partners, Inc., added: “Our pre-tax distributable earnings for the quarter were below our prior outlook as a result of an approximately $15 million reduction in issuance of equity-based compensation than was reflected in our previous accounts. In our view, this lower equity issuance had the same effect as repurchasing $15 million in stock, but in a more tax-efficient manner. This also resulted in BGC’s compensation ratio being higher than our original estimates in the quarter, although we anticipate our employee compensation and benefits to be between 55 percent and 60 percent of revenue in the first quarter of 2009 and for the foreseeable future.”

Fourth Quarter Revenues

For the fourth quarter of 2008, BGC Partners’ GAAP revenues were $285.5 million versus $272.2 million in the fourth quarter of 2007. Revenues used to calculate distributable earnings revenues were $287.6 million, compared with the prior year quarter’s $272.7 million. Fourth quarter 2008 GAAP revenues included ($2.1) million in equity pick-up related to Aqua and ELX, while fourth quarter 2007 GAAP revenues included ($0.4) million in equity pick-up related to the same equity investments. Year-over-year gains in brokerage revenues from Credit and Other Asset Classes were partially offset by a year over year decrease in Rates and Foreign Exchange brokerage revenue and fees from related parties. In addition, BGC Partners’ year over year quarterly revenue comparison was negatively impacted by the strengthening of the dollar relative to other major currencies.

Brokerage revenues for both GAAP and distributable earnings were $259.8 million, up 7.7 percent compared with $241.3 million in the prior year quarter. For the fourth quarter of 2008, Credit revenues increased by 31.2 percent to $83.3 million, while Other Asset Classes revenues increased by 14.2 percent to $29.2 million, both compared with the prior-year period. The increase in Credit was driven primarily by increased broking of credit default swaps used by the Company’s clients to hedge the underlying cash bonds and by growth in the electronic trading of credit default swaps. The increase in Other Asset Classes was driven mainly by strong organic growth in equity-related products and the acquisition of energy broker Radix.

Although voice and hybrid Rates revenue increased by 8.2 percent year over year in the fourth quarter, overall Rates revenues decreased by 1.2 percent to $116.4 million compared with the year-earlier period. This was due to consolidation among large fixed fee eSpeed U.S. Treasury customers as well as lower industry-wide fully electronic U.S. Treasury volumes. Foreign Exchange revenues decreased by 10.2 percent to $30.9 million, although revenues from fully electronic foreign exchange options trading increased.

In the fourth quarter of 2008, Rates represented 40.5 percent of total distributable earnings revenues, Credit 29.0 percent, Foreign Exchange 10.7 percent, and Other Asset Classes 10.2 percent. In the fourth quarter of 2007, Rates represented 43.2 percent of total distributable earnings revenues, Credit 23.3 percent, Foreign Exchange 12.6 percent, and Other Asset Classes 9.4 percent.

Fourth quarter 2008 revenues related to fully electronic trading4 decreased by 14.4 percent compared to the prior year period, and represented 7.0 percent of total distributable earnings revenues for in the fourth quarter of 2008 versus 8.2 percent in the prior year period. This was driven by significant increases in revenues from the fully electronic trading of credit default swaps and foreign exchange options, offset by the decrease in fully electronic Rates revenue.

Fourth Quarter Expense

The Company’s compensation and employee benefits were 63.2 percent of revenues on a distributable earnings basis in the fourth quarter of 2008, compared with 57.9 percent in the fourth quarter of 2007. BGC Partners’ fourth quarter of 2008 compensation and employee

[4]	This includes fees captured in both the “total brokerage revenues” and “fees from related party” line items related to fully electronic trading.

benefits expense on both a GAAP and distributable earnings basis were approximately $15 million higher than the Company had estimated. This was due to the issuance of approximately $15 million less in equity-based compensation than had been reflected in its previous accounts.

The difference between fourth quarter 2008 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $6.0 million in non-cash and non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger, $2.4 million in non-cash and non-dilutive compensation expenses related to redemption of partnership units issued prior to the merger and the activation of exchangeability of pre-merger founding partner interests, and $0.2 million in expense related to dividend equivalents to holders of restricted stock units. The difference between fourth quarter 2007 compensation and employee benefits as calculated for GAAP and distributable earnings was $4.6 million in non-cash and non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger.

Other expenses were $94.5 million or 32.9 percent of revenues on a distributable earnings basis, versus $106.9 million or 39.2 percent in the prior-year period. The difference between other expenses in the fourth quarter of 2008 as calculated for GAAP and distributable earnings included $1.4 million in non-cash asset impairment charges related to fixed assets and capitalized software. Fourth quarter 2007 other expenses as calculated for distributable earnings included $0.7 million in non-cash asset impairment charges.

Fourth Quarter Income

The Company recorded GAAP income from continuing operations before minority interest and taxes of ($0.7) million, GAAP net income for fully diluted shares of ($0.0) million, and GAAP net income per fully diluted share of ($0.00) in the fourth quarter of 2008. This compares to GAAP net income from continuing operations before minority interest and taxes of ($4.4) million and GAAP net income for fully diluted shares of ($11.2) million or ($0.06) per fully diluted share in the fourth quarter of 2007.

In the fourth quarter of 2008, BGC Partners’ pre-tax distributable earnings were $11.3 million or $0.06 per fully diluted share, compared with $7.8 million or $0.04 per fully diluted share in the fourth quarter of 2007. The Company’s pre-tax distributable earnings margin increased to 3.9 percent in the fourth quarter of 2008 versus 2.9 percent in the prior year period. BGC Partners recorded post-tax distributable earnings of $8.0 million or $0.04 per fully diluted share in the fourth quarter of 2008 compared with $1.0 million or $0.01 per fully diluted share in the fourth quarter of 2007.

In the fourth quarter of 2008, the effective tax rate for distributable earnings was 22.1 percent. The Company had a fully diluted weighted average share count of 189.1 million for the fourth quarter of 2008, compared with 184.2 million in the year earlier period.

Full Year Revenues

For the full year 2008, BGC Partners’ GAAP revenues were $1,228.9 million versus $1,117.6 million in 2007. Distributable earnings revenues were $1,236.0 million, compared with $1,118.1 million in 2007. Full year 2008 GAAP revenues included ($7.1) million in equity pick-up related to Aqua and ELX, while full year 2007 GAAP revenues included ($0.5) million in equity pick-up related to the same investments. Year-over-year gains in brokerage revenues from Credit, Other Asset Classes, and Foreign Exchange as well as higher fees from related parties (primarily ELX) were offset mainly by a year over year decrease in fully electronic Rates brokerage revenue.

Brokerage revenues for both GAAP and distributable earnings increased by 11.0 percent to $1,118.6 million in 2008, compared with $1,008.0 million in the prior year. For the full year 2008, Credit revenues increased by 34.2 percent to $307.5 million, Foreign Exchange revenues increased by 3.7 percent to $140.9 million, and Other Asset Classes revenues increased by 40.4 percent to $116.2 million, all compared with the prior year. The increase in Credit was driven primarily by increased broking of credit default swaps used by the Company’s clients to hedge the underlying cash bonds and by growth in the electronic trading of credit default swaps. The increase in Other Asset Classes was driven mainly by strong organic growth in equity-related products and the acquisition of energy broker Radix.

Rates revenues decreased by 1.1 percent to $554.1 million compared with 2007, primarily due to the consolidation among large fixed fee eSpeed U.S. Treasury customers as well as lower industry-wide fully electronic U.S. Treasury volumes, partially offset by a 4.2 percent increase in BGC Partners’ voice and hybrid Rates revenue.

For the full year 2008, Rates represented 44.8 percent of total distributable earnings revenues, Credit 24.9 percent, Foreign Exchange 11.4 percent, and Other Asset Classes 9.4 percent. For the full year 2007, Rates represented 50.1 percent of total distributable earnings revenues, Credit 20.5 percent, Foreign Exchange 12.1 percent, and Other Asset Classes 7.4 percent.

Full Year 2008 revenues related to fully electronic trading decreased by 7.0 percent compared to the prior year, and represented 6.9 percent of total Company revenues for distributable earnings in 2008 versus 8.2 percent in 2007. This was driven by significant increases in revenues from the fully electronic trading of credit default swaps and foreign exchange options, partially offset by the decrease in fully electronic Rates revenue.

Full Year Expense

The Company’s compensation and employee benefits were 58.2 percent of revenues on a distributable earnings basis in 2008, compared with 57.7 percent in 2007.

The difference between full year 2008 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $86.6 million in non-cash and non-dilutive compensation expenses related to redemption of partnership units issued prior to the merger, and the activation of exchangeability of pre-merger founding partner interests, $11.4 million of allocations of net income to founding/working partner units and REUs, $12.8 million in non-cash and non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger, and $0.4 million in expense related to dividend equivalents to holders of restricted stock units. The difference between full year 2007 compensation and employee benefits as calculated for GAAP and distributable earnings was $4.6 million in non-cash and non-dilutive charges related to compensation expense for restricted stock units and REUs granted pre-merger.

For full year 2008, other expenses totaled $378.5 million or 30.6 percent of revenues on a distributable earnings basis, versus $403.3 million or 36.1 percent in 2007. The difference between other expenses in 2008 as calculated for GAAP and distributable earnings included a $6.4 million non-cash, non-dilutive donation of equity held personally by partners with respect to BGC’s annual charity day, and $1.4 million in non-cash asset impairment charges related to capitalized software and fixed assets. Full year 2007 other expenses as calculated for distributable earnings included $4.8 million in non-cash asset impairment charges related to capitalized software and fixed assets.

Full Year Income

The Company recorded GAAP income from continuing operations before minority interest and taxes of $9.8 million, GAAP net income for fully diluted shares of ($29.7) million, and GAAP net income per fully diluted share of ($0.28) for full year 2008. This compares to GAAP net income from continuing operations before minority interest and taxes of $42.7 million, GAAP net income for fully diluted shares of $31.0 million and GAAP net income per fully diluted share of $0.17 for full year 2007.

For full year 2008, BGC Partners’ pre-tax distributable earnings were $138.0 million or $0.73 per fully diluted share, compared with $69.8 million or $0.38 per fully diluted share in 2007. The Company’s pre-tax distributable earnings margin increased to 11.2 percent in 2008 versus 6.2 percent in the prior year. BGC Partners recorded post-tax distributable earnings of $105.0 million or $0.55 per fully diluted share in 2008 compared with $58.1 million or $0.31 per fully diluted share in 2007.

For full year 2008, the effective tax rate for distributable earnings was 21.6 percent in 2008. For GAAP purposes, the Company had a fully diluted weighted average share count of 105.3 million for the full year 2008, compared with 185.5 million in 2007. For calculating distributable earnings, the Company had a fully diluted weighted average share count of 188.8 million for the full year 2008, compared with 185.5 million in 2007.

Broker Statistics

As of December 31, 2008, BGC Partners had 1,289 voice/hybrid brokers, versus 1,262 as of September 30, 2008 and 1,188 as of December 31, 2007. Voice/hybrid brokerage revenue per average voice/hybrid broker increased by 10.4 percent for full year 2008 to $845,227.

Balance Sheet

As of December 31, 2008, the Company’s cash position, which is defined as cash and cash equivalents, cash segregated under regulatory requirements, and reverse repurchase agreements, was $361.3 million while long-term debt was $150.0 million. BGC Partners’ book value per share was $2.31, while its total capital, which is comprised of redeemable partnership interest, minority interests and total stockholders’ equity, totaled $443.8 million, both as of December 31, 2008.

First Quarter 2009 Outlook

The Company expects to generate distributable earnings revenues of between $275 million and $300 million in the first quarter of 2009, compared with $338.9 million in the prior year period. The Company expects first quarter 2009 pre-tax distributable earnings of approximately $16 million to $26 million, compared with $50.8 million in the first quarter of 2008. The Company expects first quarter 2009 post-tax distributable earnings to be in the range of $12 million to $19 million versus $39.4 million in the prior-year period.

The Company’s compensation and employee benefits are expected to remain between 55 and 60 percent of total revenues on a distributable earnings basis for the full year 2009.

The Company anticipates an effective tax rate for distributable earnings of approximately 27 percent for 2009 and thereafter.

The outlook for BGC Partners contained in this release does not include the potentially positive impact of any accretive acquisitions, any significant increase in brokerage headcount, or a material change in the percentage of revenues from or related to fully electronic trading, Software Solutions, and Market Data. The Company intends to pursue these developments, which could have a significant beneficial effect on its revenues and distributable earnings margins should they occur.

Quarterly Dividend and Stock Repurchase

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. On February 25, 2009, the Company’s Board of Directors declared a quarterly cash dividend of $0.04 per share payable on March 20, 2009 to Class A and Class B common stockholders of record as of March 6, 2009.

The Company’s policy is to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares or partnership units. Pursuant to this, BGC Partners’ Board of Directors had authorized the repurchase of up to $100 million of outstanding Class A common stock. During the year ended December 31, 2008, under this plan, the Company repurchased 3,836,072 shares of its Class A common stock for an aggregate purchase price of approximately $17.9 million, as detailed in the following table:

Date of Repurchase	Number of Shares Repurchased	Average Price per Share Paid
September 9, 2008	1,097,600	$5.54
September 10, 2008	542,100	$5.45
September 15, 2008	261,881	$4.47
September 22, 2008	1,261,491	$4.00
September 30, 2008	538,800	$3.90
October 1, 2008	134,200	$4.05

TOTAL	3,836,072	$4.67

At December 31, 2008, the Company had approximately $40.3 million remaining from its $100 million repurchase authorization.

Conference Call

BGC Partners will host a conference call on Friday, February 27, 2009, at 8:30 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

U.S.	888-679-8040
International #	617-213-4851
Passcode	70644182
Pre-Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PVW3GALYD

Replay From-To	02/27/2009 11:30 AM - 03/06/2009 11:59 PM
U.S. Replay #	888-286-8010
International Replay #	617-801-6888
Replay Passcode	12228883

(Note: If clicking on the any of the links in this release does not open up a new web page, you may need to cut and paste the urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners, Inc. (NASDAQ: BGCP) is a leading, fast growing, and global inter-dealer broker, specializing in the brokering of financial instruments and related derivatives products. BGC Partners provides integrated voice, hybrid, and fully electronic execution and other brokerage services to the world’s largest and most creditworthy banks, broker-dealers, investment banks, trading firms, and investment firms for a broad range of global financial products, including fixed income securities, interest rate swaps, foreign exchange, equity derivatives, credit derivatives, futures, commodities, structured products, and other instruments.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets.

BGC’s unique partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald

Cantor, BGC Partners has 16 offices in New York and London, as well as in Beijing (representative office), Chicago, Copenhagen, Hong Kong, Istanbul, Johannesburg, Mexico City, Nyon, Paris, Seoul, Singapore, Sydney, Tokyo and Toronto. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Distributable Earnings

“Revenues for distributable earnings”, “pre-tax distributable earnings “and “post-tax distributable earnings” are supplemental measures of operating performance used by management to evaluate the financial performance of BGC Partners and its subsidiaries. We believe that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders as well as to holders of BGC Holdings partnership units during any period. As compared with “income (loss) from continuing operations before minority interest and income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings per share,” all prepared in accordance with GAAP, distributable earnings calculations exclude certain non-cash compensation and other expenses which do not involve the receipt or outlay of cash by BGC Partners, and which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners’ equity investments, such as in Aqua Securities, L.P. (“Aqua”) and ELX Electronic Liquidity Exchange (“ELX”).

Pre-tax distributable earnings are defined as GAAP income (loss) from continuing operations before minority interest and income taxes and exclude non-cash, non-dilutive, and non-economic items, including, for example:

•

Non-cash stock based equity compensation charges, for equity granted or issued prior to the merger of BGC Partners with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to founding partner unit and REU conversion;

•	Non-cash undistributed income or non-cash loss from BGC Partners’ equity investments including Aqua and ELX;

•	Allocation of net income to founding/working partner units and REUs; and

•	Non-cash asset impairment charges, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	Post-tax distributable earnings are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	Post-tax distributable earnings per fully diluted share are defined as post-tax distributable earnings divided by the weighted average number of fully diluted shares for the period.

In addition to the pro rata distribution of net income to BGC Holdings founding partner units and to Cantor for its minority interest, BGC Partners, Inc. also expects to pay a quarterly dividend to its stockholders. The amount of all of these payments is expected to be determined using the same definition of distributable earnings. The dividend to stockholders is expected to be calculated based on post-tax distributable earnings allocated to BGC Partners, Inc. and generated over the fiscal quarter ending prior to the record date for the dividend.

Employees who were holders of unvested restricted stock units (“RSUs”) in the fourth quarter of 2008 were granted pro-rata payments equivalent to the $0.10 per share common share dividend paid to common stockholders on December 1, 2008.

Under GAAP, dividend equivalents on unvested RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore are excluded from the calculation of distributable earnings for the fourth quarter of 2008.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. Distributable earnings is a metric that is not necessarily indicative of liquidity or cash to fund our operations.

Pre- and post-tax distributable earnings are not intended to replace the presentation of BGC Partners, Inc.’s GAAP financial results. However, management does believe that they will help provide investors with a clearer understanding of the Company’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to our financial condition and results from operations. Management believes that distributable earnings and the GAAP measures of the Company’s financial performance should be considered together.

Full Year 2008 Distributable Earnings

•

Non-cash charges related to redemptions of partnerships units issued prior to the merger in order to settle outstanding loan obligations of certain executives and senior managers to Cantor and other institutions. The pre-merger issuance of this equity was dilutive to Cantor;

•

Non-cash charges related to additional pre-merger grants of founding partner interests to certain executives and senior managers and the activation of exchangeability of pre-merger founding partner interests. The pre-merger issuance of this equity was dilutive to Cantor;

•	Non-cash charges related to compensation expense related to REUs and restricted stock units granted pre-merger.

Management does not anticipate providing an outlook for GAAP “income (loss) from continuing operations before minority interest and income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to pre- and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation Of GAAP Income To Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and GAAP net income (loss) for fully diluted shares and GAAP Income (loss) from continuing operations before minority interest and income taxes for the Company for the periods discussed in this release.

Discussion of Forward-Looking Statements by BGC Partners

The information in this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

The actual results of BGC Partners, Inc. (“we,” “our”, or the “Company”) and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy for the Company include, but are not limited to, our relationship with Cantor and its affiliates and any related conflicts of interests, competition for and retention of brokers and other managers and key employees; support for liquidity and capital and other relationships; pricing and commissions and market position with respect to any of our products, and that of our competitors, the effect of industry concentration and reorganization, reduction of customers, and consolidation; liquidity, clearing capital requirements and the impact of recent credit market events; and market conditions, including trading volume and volatility and further deterioration of the capital debt markets, as well as economic or geopolitical conditions or uncertainties. Results may also be affected by the extensive regulation of our businesses, changes in regulations relating to the financial services industry, and risks relating to compliance matters, as well as factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk as well as counterparty failure. Factors may also include the costs and expenses of developing, maintaining and protecting intellectual property, including judgments or settlements paid or received in connection with intellectual property or employment or other litigation and their related costs, and certain financial risks, including the possibility of future losses and negative cash flow from operations, potential liquidity and other risks relating to the ability to obtain financing and risks of the resulting leverage, as well as interest and currency rate fluctuations. Our ability to meet expectations with respect to payment of dividends, if any, will depend from period to period on our business and financial condition, our available cash, accounting or other charges and other factors relating to our business and financial condition and needs at the time.

Discrepancies may also result from such factors as the ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services, to secure and maintain market share, to enter into marketing and strategic alliances, and other transactions, including acquisitions, dispositions, reorganizations, partnering opportunities, and joint ventures, and the integration of any completed transactions, to hire new personnel, to expand the use of technology and to effectively manage any growth that may be achieved. Results are also subject to risks relating to the separation of the BGC businesses and merger and the relationship between the various entities, financial reporting, accounting and internal control factors, including identification of any material weaknesses in our internal controls, our ability to prepare historical and pro forma financial statements and reports in a timely manner, the effectiveness of risk management policies and procedures, and other factors, including those that are discussed under “Risk Factors” in eSpeed Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 17, 2008; in eSpeed’s definitive proxy statement, which was filed with the SEC on February 11, 2008; in BGC Partners’ final prospectus, which was filed with the SEC on June 6, 2008, and as amended from time to time in our quarterly reports on Form 10-Q or our Annual Report on Form 10-K.

We believe that all forward-looking statements, as well as those risks discussed under “Risk Factors” in our most recent SEC filings are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to update these statements in light of subsequent events or developments.

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except share and per share data)

	December 31, 2008	December 31, 2007
Assets:
Cash and cash equivalents	$204,930	$277,299
Cash segregated under regulatory requirements	5,101	2,683
Reverse repurchase agreements	—	7,560
Reverse repurchase agreements with related parties	151,224	140,689
Loan receivables from related parties	980	65,000
Securities owned	887	34,088
Marketable securities	920	2,353
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	177,831	221,079
Accrued commissions receivable, net	127,639	140,887
Forgivable and other loan receivables from employees and partners	80,597	63,304
Fixed assets, net	136,812	137,815
Investments	26,559	12,264
Goodwill	63,500	62,826
Other intangible assets, net	17,066	15,676
Receivables from related parties	14,780	131,811
Other assets	59,515	62,295

Total assets	$1,068,341	$1,377,629

Liabilities, Redeemable Partnership Interest, Minority Interest and Stockholders’ and Members’ Equity:
Accrued compensation	$113,547	$85,470
Securities sold, not yet purchased	321	—
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	119,262	270,465
Payables to related parties	50,316	139,500
Accounts payable, accrued and other liabilities	177,340	206,847
Deferred revenue	13,774	6,852
Long-term debt to related parties	—	196,818
Long-term debt	150,000	—

Total liabilities	624,560	905,952
Redeemable partnership interest	102,579	—
Minority interest	152,952	2,352
Stockholders’ and members’ equity
Members’ equity	—	235,454
Class A common stock, par value $0.01 per share 500,000 shares authorized; 61,735 and 36,796 shares issued at December 31, 2008 and 2007, respectively, and 51,222 and 30,294 shares outstanding at December 31, 2008 & 2007, respectively	617	368
Class B common stock, par value $0.01 per share 100,000 shares authorized; 30,148 and 20,498 shares issued and outstanding at December 31, 2008 and 2007, respectively, convertible into Class A common stock	301	205
Additional paid-in capital	271,161	313,238
Treasury stock, at cost: 10,513 and 6,502 shares of Class A common stock at December 31, 2008 and 2007, respectively	(81,845)	(62,597)
Retained earnings (deficit)	1,958	(17,282)
Accumulated other comprehensive losses	(3,942)	(61)

Total stockholders’ and members’ equity	188,250	469,325

Total liabilities, redeemable partnership interest, minority interest and stockholders’ and members’ equity	$1,068,341	$1,377,629

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Commissions	$179,144	$217,908	$871,198	$802,956
Principal transactions	80,614	23,370	247,404	205,049

Total brokerage revenues	259,758	241,278	1,118,602	1,008,005

Fees from related parties	17,205	21,167	76,126	53,809
Market data	3,917	4,741	19,404	18,981
Software solutions	2,134	1,926	7,780	10,983
Interest income	3,010	3,083	11,813	22,968
Other revenues	1,545	478	2,276	3,337
Losses on equity investments	(2,087)	(442)	(7,069)	(442)

Total revenues	285,482	272,231	1,228,932	1,117,641

Expenses:
Compensation and employee benefits	190,208	162,595	819,413	649,507
Allocation of net income to founding/working partners holding units	—	—	10,849	—
Allocation of net income to REUs	—	—	551	—

Total compensation	190,208	162,595	830,813	649,507
Occupancy and equipment	26,723	28,884	111,906	115,683
Fees to related parties	2,731	10,778	15,294	31,886
Professional and consulting fees	9,207	22,820	52,016	64,232
Communications	15,696	15,972	66,916	58,335
Selling and promotion	15,520	15,183	62,087	55,719
Commissions and floor brokerage	11,284	11,730	24,600	22,050
Interest expense	5,442	290	18,950	26,251
Other expenses	9,347	8,424	36,576	51,304

Total Non-compensation expenses	95,950	114,081	388,345	425,460

Total expenses	286,158	276,676	1,219,158	1,074,967
(Loss) income from continuing operations before minority interest and income taxes	(676)	(4,445)	9,774	42,674

Minority interest	777	928	19,368	2,352
(Benefit) provision for income taxes	(1,440)	5,786	20,115	9,320

Net (loss) income	$(13)	$(11,159)	$(29,709)	$31,002

Basic earnings (loss) per share
Net (loss) income	$(13)	$(11,159)	$(29,709)	$31,002

Basic earnings per share	$(0.00)	$(0.06)	$(0.28)	$0.17

Basic weighted average shares of common stock outstanding	$78,791	$184,187	$105,346	$184,326

Fully diluted earnings (loss) per share
Net (loss) income for fully diluted shares	$(31)	$(11,159)	$(29,709)	$31,002

Fully diluted earnings per share	$(0.00)	$(0.06)	$(0.28)	$0.17

Diluted weighted average shares of common stock outstanding	$189,058	$184,187	$105,346	$185,482

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

2007 and 2008 Comparisons

(in thousands, except per share data)

	2008					2007 (a)
	Q1 (a)	Q2	Q3	Q4	FULL YEAR	Q1	Q2	Q3	Q4	FULL YEAR
Revenues:
Brokerage revenues:
Rates	$152,450	$143,100	$142,162	$116,392	$554,104	$139,511	$140,611	$162,375	$117,844	$560,341
Credit	87,193	69,114	67,923	83,258	307,488	51,862	55,857	57,963	63,439	229,121
Foreign exchange	37,466	34,048	38,434	30,910	140,858	33,047	32,215	36,132	34,417	135,811
Other asset classes	28,818	32,341	25,795	29,199	116,153	18,694	20,291	18,169	25,578	82,732

Total brokerage revenues	305,927	278,603	274,314	259,758	1,118,602	243,114	248,974	274,639	241,278	1,008,005

Market data and software solutions	7,627	6,555	6,951	6,051	27,184	7,937	8,137	7,223	6,667	29,964
Fees from related parties, interest and other revenues	25,352	21,590	21,513	21,760	90,215	22,025	15,845	17,516	24,728	80,114

Total revenues	338,906	306,748	302,778	287,569	1,236,001	273,076	272,956	299,378	272,673	1,118,083

Expenses:
Compensation and employee benefits (b)	187,776	175,450	174,617	181,715	719,558	158,707	159,613	168,592	158,005	644,917
Other expenses	100,332	89,033	94,601	94,527	378,493	90,524	96,217	109,708	106,884	403,333

Total expenses	288,108	264,483	269,218	276,242	1,098,051	249,231	255,830	278,300	264,889	1,048,250

Pre-tax distributable earnings, before minority interest and taxes	50,798	42,265	33,560	11,327	137,950	23,845	17,126	21,078	7,784	69,833

Minority interest (c)	654	726	933	795	3,108	155	894	375	928	2,352
Provision for income taxes	10,703	9,327	7,284	2,502	29,816	2,332	(2,697)	3,899	5,863	9,397

Post-tax distributable earnings to fully diluted shareholders	$39,441	$32,212	$25,343	$8,030	$105,026	$21,358	$18,929	$16,804	$993	$58,084

Earnings per share:
Fully diluted pre-tax distributable earnings per share	$0.27	$0.22	$0.17	$0.06	$0.73	$0.13	$0.09	$0.11	$0.04	$0.38

Fully diluted post-tax distributable earnings per share	$0.21	$0.17	$0.13	$0.04	$0.55	$0.12	$0.10	$0.09	$0.01	$0.31

Fully diluted weighted average shares of common stock outstanding	184,967	190,121	196,574	189,058	188,835	185,301	185,353	184,315	184,187	185,482

Total revenues, per GAAP financials	337,110 (d)	305,472	300,868	285,482	1,228,932	273,076	272,956	299,378	272,231	1,117,641

Compensation expense as a percent of revenues	55.7%	57.4%	58.0%	63.7%	58.6%	58.1%	58.5%	56.3%	58.0%	57.7%

Pre-tax distributable earnings margins	15.0%	13.8%	11.1%	3.9%	11.2%	8.7%	6.3%	7.0%	2.9%	6.2%

Post-tax distributable earnings margins	11.6%	10.5%	8.4%	2.8%	8.5%	7.8%	6.9%	5.6%	0.4%	5.2%

Notes and Assumptions

(a) - All periods prior to April 1 of 2008 are presented on a pro forma basis to reflect the effects of the merger related debt restructure.

(b) - Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger, allocations of income to Founding/Working Partners, and dividends paid to restricted stock unit holders.

(c) - Minority interest allocation associated with joint ownership of administrative services company.

(d) - Reflects reclass of Q1 equity pickup loss from other expenses to Fees from related parties, interest and other revenues.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	2008					2007
	Q1	Q2	Q3	Q4	FULL YEAR	Q1	Q2	Q3	Q4	FULL YEAR
GAAP income (loss) from continuing operations before minority interest and income taxes	$(39,809)	$32,133	$18,126	$(676)	$9,774	$21,528	$10,848	$14,743	$(4,445)	$42,674

Allocation of net income to founding/working partners holding units	—	7,133	3,716	—	10,849	—	—	—	—	—

Allocation of net income to REUs	—	252	299	—	551	—	—	—	—	—

Pro forma adjustments for recapitalization (a)	2,042	—	—	—	2,042	2,317	2,268	6,335	6,452	17,372

Pro forma pre-tax operating income (loss) available to fully diluted shareholders	(37,767)	39,518	22,141	(676)	23,216	23,845	13,116	21,078	2,007	60,046

Pre-tax adjustments:

Compensation expenses related to redemption of partnership units issued prior to the merger; additional pre-merger grants of founding partner interests to management and the activation of exchangeability of founding partner interests granted pre-merger	84,063	—	192	2,368	86,623	—	—	—	—	—

Charges related to compensation expense for restricted stock units and REUs granted pre-merger	2,706	1,471	2,700	5,960	12,837	—	—	—	4,590	4,590

Equity loss on investments	1,796	1,276	1,910	2,087	7,069	—	—	—	442	442

Dividend equivalents to RSUs	—	—	230	165	395	—	—	—	—	—

Donations by Partners, re: Charity Day	—	—	6,387	—	6,387	—	—	—	—	—

Asset impairment charges	—	—	—	1,423	1,423	—	4,010	—	745	4,755

Total pre-tax adjustments	88,565	2,747	11,419	12,003	114,734	—	4,010	—	5,777	9,787

Pre-tax distributable earnings	$50,798	$42,265	$33,560	$11,327	$137,950	$23,845	$17,126	$21,078	$7,784	$69,833

GAAP net income (loss) available to common stockholders	$(48,533)	$11,984	$6,853	$(13)	$(29,709)	$19,041	$12,651	$10,469	$(11,159)	$31,002

Allocation of net income to founding/working partners holding units	—	7,133	3,716	—	10,849	—	—	—	—	—

Allocation of net income to REUs	—	252	299	—	551	—	—	—	—	—

Allocation of net income to Cantor's minority interest	—	10,700	5,578	(18)	16,260	—	—	—	—	—

Pro forma adjustments for recapitalization (a)	2,042	—	—	—	2,042	2,317	2,268	6,335	6,452	17,372

Pro forma GAAP net income (loss) for fully diluted shares	$(46,491)	$30,069	$16,446	$(31)	$(7)	$21,358	$14,919	$16,804	$(4,707)	$48,374

Total pre-tax adjustments (from above)	88,565	2,747	11,419	12,003	114,734	—	4,010	—	5,777	9,787

Income tax adjustment to reflect effective tax rate	(2,633)	(604)	(2,522)	(3,942)	(9,701)	0	0	0	(77)	(77)

Post-tax distributable earnings	$39,441	$32,212	$25,343	$8,030	$105,026	$21,358	$18,929	$16,804	$993	$58,084

Pre-tax distributable earnings per share	$0.27	$0.22	$0.17	$0.06	$0.73	$0.13	$0.09	$0.11	$0.04	$0.38

Post-tax distributable earnings per share	$0.21	$0.17	$0.13	$0.04	$0.56	$0.12	$0.10	$0.09	$0.01	$0.31

Fully diluted weighted average shares of common stock outstanding for distributable earnings	184,967	190,121	196,574	189,058	188,835	185,301	185,353	184,315	184,187	185,482

(a)	Reflects a net decrease in interest income and interest expense related to the separation and recapitalization transactions in connection with the merger.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

						% Change	% Change
	4Q07	1Q08	2Q08	3Q08	4Q08	4Q08 vs 3Q08	4Q08 vs 4Q07
Volume (in billions)
Fully Electronic Volume—Excluding New Products*	12,669	14,525	13,062	12,308	6,376	(48.2)%	(49.7)%
Fully Electronic Volume—New Products**	30	35	35	104	72	(31.3)%	139.7%

Total Fully Electronic Volume	12,699	14,560	13,097	12,412	6,448	(48.1)%	(49.2)%
Voice-Assisted Volume	9,769	12,967	13,010	13,476	11,462	(14.9)%	17.3%
Screen-Assisted Volume	7,503	9,016	8,956	9,030	7,262	(19.6)%	(3.2)%
Total Hybrid Volume***	17,272	21,983	21,966	22,506	18,724	(16.8)%	8.4%

Total Volume	29,971	36,543	35,063	34,918	25,172	(27.9)%	(16.0)%

Transaction Count
Fully Electronic Transactions—Excluding New Products*	2,935,501	4,112,110	3,860,072	4,111,983	2,618,291	(36.3)%	(10.8)%
Fully Electronic Transactions—New Products**	1,067	1,825	1,158	3,785	2,087	(44.9)%	95.6%

Total Fully Electronic Transactions	2,936,568	4,113,935	3,861,230	4,115,768	2,620,378	(36.3)%	(10.8)%
Voice-Assisted Transactions	202,500	232,137	206,572	184,204	148,426	(19.4)%	(26.7)%
Screen-Assisted Transactions	116,826	135,671	134,422	135,864	110,102	(19.0)%	(5.8)%
Total Hybrid Transactions	319,326	367,808	340,994	320,068	258,528	(19.2)%	(19.0)%

Total Transactions	3,255,894	4,481,743	4,202,224	4,435,836	2,878,906	(35.1)%	(11.6)%

Trading Days	62	61	64	64	62	(3.1)%	0.0%

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Foreign Exhange Spot and Futures. CBOT Futures volume calculated based on per contract notional value of $200,000 for the two year contract and $100,000 for all others.
**	New Products defined as Foreign Exchange Options, Credit Default Swaps, and Interest Rates Swaps.
***	Defined notional volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

Global Interest Rate Futures Volume (1)
CBOT—US Treasury Contracts	169,104,983	194,563,399	156,735,725	158,619,857	78,734,725	(50.4)%	(53.4)%
CME—Euro $ Contracts	140,142,461	191,121,345	165,141,437	149,198,062	91,513,237	(38.7)%	(34.7)%
EUREX—Bund Contracts	72,162,362	84,683,863	65,580,034	62,761,936	44,801,786	(28.6)%	(37.9)%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	35,044	41,815	35,689	36,300	26,257	(27.7)%	(25.1)%
Average Daily UST Volume	565	685	558	567	423	(25.3)%	(25.1)%

NYSE—Volume (all shares traded regardless of listing)—in millions (3)	182,062	222,835	200,964	263,166	262,412	(0.3)%	44.1%
Transaction Value (all shares traded regardless of listing)—in millions	8,091,400	8,990,790	8,121,060	9,534,810	7,106,830	(25.5)%	(12.2)%

NASDAQ—Volume (all shares traded regardless of listing )—in millions (4)	415,062	495,911	460,339	605,373	672,229	11.0%	62.0%
Transaction Value (Nasdaq-listed only)—in millions (5)	4,536,801	4,363,261	3,912,200	3,857,610	3,024,902	(21.6)%	(33.3)%

Sources: (1) Futures Industry Association—Monthly Volume Report—(www.cme.com, www.eurexchange.com)

(2)	www.newyorkfed.org/markets/statrel.html—Federal Reserve Bank
(3)	NYSE—www.nyse.com, includes all stock traded by NYSE Group
(4)	NASDAQ—www.nasdaqtrader.com, includes all stocks traded by NASDAQ
(5)	Includes Transaction Value for NASDAQ listed securities only.

Trading Days

		2008
Q1	Q2		Q3	Q4
61	64		64	62

		2007
Q1	Q2		Q3	Q4
62	64		63	62

CONTACTS

Media:	Investors:
Florencia Panizza	Jason McGruder
212-294-7938	212-829-4988
fpanizza@bgcpartners.com	jmcgruder@bgcpartners.com

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